Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-257621 on Form F-1 of our report dated March 10, 2021 (April 28, 2021, as to the subsequent events described in Note 22), relating to the financial statements of DFC Holdings, LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

July 19, 2021